Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto and NYSE Amex Equities Stock Exchanges

NEWS

Vista Gold Corp. Announces Third Quarter Financial Results and Conference Call with Management

Denver, Colorado, November 10, 2011 — Vista Gold Corp. (TSX & NYSE Amex:  VGZ) (“Vista” or the “Corporation”) announced today its financial results for the third quarter and nine months ended September 30, 2011, as filed yesterday with the United States Securities and Exchange Commission (the “SEC”)  and the relevant securities regulatory authorities in Canada, in the Corporation’s Quarterly Report on Form 10-Q, and announced that a management quarterly conference call is scheduled for Monday, November 14, 2011 at 10:00 a.m. MST.

Recent Highlights

•                  The fair value of the Corporation’s investment in Midas Gold Corp. (“Midas”) was estimated at $110.3 million at September 30, 2011, an increase of $27.8 million for the three months then ended; and

•                  Vista remains debt free and has $27 million in cash at September 30, 2011.

We reported net income of $10.7 million, or $0.15 per share ($0.15 per share on a fully diluted basis), for the three months ended September 30, 2011.  This is compared to a net loss of $4.1 million, or $0.09 per share ($0.09 per share on a fully diluted basis), for the same period in 2010.  These improved results for the three months ended September 30, 2011 are primarily attributable to the unrealized gain of approximately $27.8 million that we recognized for the increase in the estimated fair value of our investment in Midas.  The value of our investment in Midas is estimated based on quoted market prices of Midas shares, discounted to the extent considered necessary to account for the regulatory holding period applicable to those shares.  This increase in fair value was partially offset by approximately $10.0 million in deferred tax expense and increases in exploration, property evaluation and holding costs of $2.5 million and corporate administration and investor relations expenses of $0.5 million.  The increase in exploration, property evaluation and holding costs was primarily due to increases in expenses of $3.0 million associated with the feasibility study that we are currently undertaking at our Mt. Todd gold project, which was partially offset by a decrease in expenses of $0.7 million at our Concordia gold project.

Year-to-date, we reported net income of $54.6 million, or $0.81 per share ($0.80 per share on a fully diluted basis), compared to a net loss of $14.8 million, or $0.32 per share ($0.32 per share on a fully diluted basis), for the nine months ended September 30, 2010.  Results for the nine months ended September 30, 2011 benefited from the unrealized gain of approximately $77.8 million that we recognized upon the completion of the combination (the “Combination”) of Vista’s and Midas Gold, Inc.’s assets in the Yellow Pine-Stibnite District in Idaho and the increase in the estimated fair value of our investment in Midas of $27.8 million.  These increases in our net income were partially offset by the $33.5 million increase in deferred tax expense and increases in exploration, property evaluation and holding costs of $3.7 million, which were incurred for the feasibility study being undertaken at our Mt. Todd gold project.

Our balance sheet at September 30, 2011 benefited from our investment in Midas, which was recorded at a fair value estimated at $110.2 million on that date.  This increase was offset by the net deferred tax liability of about $33.5 million associated with unrealized gains that we recognized upon the Combination and for the increase in the estimated fair value of our investment in Midas.  Our cash and cash equivalents were primarily impacted by the repayment of $23.0 million in convertible notes on March 4, 2011, the approximate $29 million we raised on April 20, 2011 in our public offering of 9,000,000 shares of our common stock, the cash we invested in Midas of $3.6 million and the cash we used in operating activities of $16.0 million.

The following table summarizes selected financial data of Vista.  To review the Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, including the related Management’s Discussion & Analysis, visit any of the following websites:  www.sedar.com, www.sec.gov or www.vistagold.com.

All dollar amounts in the following table are in thousands of United States dollars, except per share data.

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Financial Data	2011	2010	2011	2010
Results of operations:
Net income/(loss)	$10,733	$(4,145)	$54,620	$(14,844)
Basic earnings/(loss) per share	0.15	(0.09)	0.81	(0.32)
Diluted earnings/(loss) per share	0.15	(0.09)	0.80	(0.32)

Net cash used in operating activities	(6,624)	(3,529)	(16,625)	(13,460)
Net cash provided by/(used in) investing activities	165	(217)	(3,159)	274
Net cash provided by/(used in) financing activities	414	8	6,892	(2,234)

	September 30,		December 31,
Financial Position	2011		2010
Current assets	$29,003		$42,625
Total assets	179,301		82,972
Current liabilities	2,429		24,630
Total liabilities	35,975	(a)	24,630
Shareholders’ equity	143,326		58,342

Working capital	26,574		17,995

(a) Consists primarily of our net deferred tax liability of $33,546.

Management Conference Call

A conference call with management to review our financial results for the quarter ended September 30, 2011 and to discuss corporate and project activities is scheduled for Monday, November 14, 2011 at 10:00 a.m. MST.

Toll-free in North America:  1-866-443-4188

International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=2051

This call will be archived and available at www.vistagold.com after November 14, 2011.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 198473.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Vista is focused on the development of its Mt. Todd gold project in Northern Territory, Australia, and its Concordia gold project in Baja California Sur, Mexico, to achieve its goal of becoming a gold producer.  After the initial public offering of the common shares of Midas, Vista holds approximately 30% of Midas’ common shares, which has a large exploration property in Idaho, including the Yellow Pine property previously held by Vista. Vista’s other holdings include the Guadalupe de los Reyes gold-silver project in Mexico, the Awak Mas gold project in Indonesia and the Long Valley gold project in California.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as estimates of mineral reserves, the value of our investment in Midas, our development of our Mt. Todd gold project and Concordia gold project, our goal of becoming a gold producer and other matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, risks relating to cost increases for capital and operating costs, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, risks related to the future value of Vista’s Midas shares (including Vista’s lack of involvement in the business of Midas and all risks associated with Midas’ business) and uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2011, as well as in its quarterly report filed on Form 10-Q for the quarterly period ended September 30, 2011 as filed on November 9, 2011, and other documents filed with the SEC and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185.